Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Global Defense & National Security Systems, Inc., a Delaware corporation (the “Company”), and Keith Lynch, a natural person (the “Executive”), and shall be effective as of the closing of the transactions contemplated by the Purchase Agreement (as defined below).

WHEREAS, a Stock Purchase Agreement, dated as of June 8, 2015 (the “Purchase Agreement”), was entered into among (i) the Company, (ii) Global Defense & National Security Holdings LLC, a Delaware limited liability company, solely for purposes of certain sections thereof, (iii) STG Group, Inc., a Delaware corporation (“STG”), (iv) each of the Persons set forth on Annex A thereto and (v) Simon Lee, as Stockholders’ Representative, solely for purposes of certain sections thereof, pursuant to the terms and subject to the conditions of which the Company will acquire all of the issued and outstanding capital stock of STG;

WHEREAS, the Executive is an executive officer of STG;

WHEREAS, the Company’s obligations under the Purchase Agreement are conditioned upon execution and delivery of this Agreement by the Executive; and

WHEREAS, the Executive will benefit from the Company’s fulfillment of its obligations under the Purchase Agreement and the Company, and the Executive otherwise desire to enter into this Agreement relating to the Executive’s employment by the Company and to set forth certain covenants restricting certain competitive and other activities by the Executive.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and respective covenants and agreements of the parties herein contained, the parties, intending to be legally bound, agree as follows:

1.          Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.          At-Will Employment. The parties hereby agree that the Executive’s employment with the Company shall be “at-will” employment and may be terminated by either party at any time, subject to and in accordance with the terms of this Agreement.

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC

11921 FREEDOM DRIVE │ SUITE 550 │ TWO FOUNTAIN SQUARE │ RESTON │ VIRGINIA │ 20190 │ USA

1

3.          Position and Duties. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall initially serve as the Vice President, Accounting & Controller of the Company and shall have such responsibilities and authority as is customary for a Vice President of a company of similar size and nature as the Company and shall have such title, duties and responsibilities as assigned to the Executive by the President of the Company (the “President”).  The Executive shall devote the Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries and affiliates.  So long as the Executive is employed by the Company or any of its subsidiaries or affiliates, the Executive shall not, without the prior written consent of the board of directors of the Company (the “Board”), perform other services for compensation or engage in other business activities that could interfere with his responsibilities to the Company or its subsidiaries or affiliates or create a conflict of interest; provided that the Executive may, without the consent of the Board, engage in personal, charitable and professional activities, (a) subject to compliance with the Company’s normal conflicts procedures, and (b) provided that such activities do not materially conflict or interfere with the ability of the Executive to perform the duties and responsibilities hereunder.  If, in the reasonable discretion of the Company, an outside activity subsequently creates a material conflict with the Company’s business or prospective business, the Executive agrees to immediately cease engaging in such activity at such time as requested.

4.          Compensation, Benefits and Related Matters.

(a)          Salary.  During the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay to the Executive a gross salary at an initial rate of $217,498.16 dollars ($9,062.42 semi-monthly) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the “Base Salary”).  The Board may, in its sole discretion, increase the Executive’s Base Salary at any time.  In addition, the Executive shall be eligible for bonuses, as determined by the Board, in its sole discretion, from time to time.

(b)          Expenses. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in performing services hereunder (subject to reasonable documentation with respect thereto in accordance with the Company’s expense reimbursement policies).

(c)          Benefits. During the Executive’s employment with the Company pursuant to this Agreement, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company, including the standard vacation and sick leave benefit plan made available to senior executive officers of the Company, subject to the Company’s customary vesting periods and eligibility requirements. The Company may initiate, change and discontinue any such plan or arrangement at any time. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section 4.

5.          Termination.

(a)          The Executive’s employment with the Company may be terminated by the Company (i) at any time for Cause or without Cause; or (ii) if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for four (4) consecutive months or any one hundred twenty (120) days in any twelve (12)-month period (a “Disability”). The Executive’s employment with the Company shall be terminated immediately upon the death of the Executive. The Executive’s employment with the Company may be terminated at any time by the Executive with or without Good Reason.

2

(b)          Any purported termination of the Executive’s employment by the Company or the Executive (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other in accordance with Section 15 hereof.

(c)          Upon the termination of the Executive’s employment with the Company, or any of its subsidiaries or affiliates, as applicable, for any or no reason, the Executive shall immediately resign as an officer, director and/or manager of the Company, or any of its subsidiaries or affiliates, as applicable.

(d)          As used herein:

(i)          A “Notice of Termination” shall mean a notice that specifies the Date of Termination and that, in the case of a termination by the Executive, shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and that, in the case of a termination by the Company, shall indicate whether such termination is for Cause or without Cause and shall specify the grounds upon which Cause is alleged, if applicable.

(ii)         The “Date of Termination” with respect to any purported termination of the Executive’s employment shall mean (A) if the Executive’s employment is terminated for Disability, the date specified in the Notice of Termination, (B) if the Executive’s employment is terminated by reason of death, then the date thereof, and (C) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Executive, shall not be less than thirty (30) nor more than sixty (60) days from the date that such Notice of Termination is given).

(iii)        “Cause” shall mean that the Board has determined in good faith that the Executive (i) has been convicted of, or pleaded nolo contendere to, a misdemeanor involving moral turpitude or a felony, (ii) has committed any other act or omission involving dishonesty, disloyalty, theft, unethical business conduct or fraud with respect to the Company or any of its subsidiaries or affiliates or any of their customers or suppliers, (iii) has engaged in chronic substance abuse which has a material impact on the Executive’s performance of his duties hereunder, (iv) has consistently failed to comply with the lawful instructions of the President or the Board, or (v) has materially breached this Agreement.  Notwithstanding anything in this Agreement or elsewhere to the contrary, the Company may terminate the Executive’s employment for Cause only if (x) the Notice of Termination specifies the grounds upon which Cause is alleged and (y) the Executive fails to cure such grounds for Cause within thirty (30) days after he receives such notice, unless such grounds for Cause are not curable.

(iv)         “Good Reason” for the Executive to terminate his employment hereunder will exist if any of the following events occur without his prior written consent: (A) a relocation of more than fifty (50) miles of his principal place of employment (B) a material reduction in the Executive’s then-current Base Salary (as such may have been increased from time to time from the amount set forth in Section 4(a) above), except to the extent of any broad-based salary reduction affecting the other senior executives of the Company, or (C) a material breach by the Company of its obligations hereunder.  Notwithstanding the foregoing, the Executive may only terminate his employment hereunder with Good Reason if (x) the Executive gives written notice to the Company within sixty (60) days of the initial existence of the event that gives rise to Good Reason; (y) the Company does not cure such event within thirty (30) days of receiving such notice; and (z) the Executive terminates his employment with the Company within one hundred twenty (120) days after such event occurs.

3

6.          Severance Payments.

(a)          Upon any termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall pay as severance to the Executive an amount (the “Cash Severance Amount”) equal to the greater of (i) the sum of nine (9) months of the Executive’s Base Salary in effect immediately prior to the Date of Termination or (ii) the product of (x) one (1) month of the Executive’s Base Salary in effect immediately prior to the Date of Termination, multiplied by (y) the number of years that the Executive has been employed by the Company (such number, the “Employment Years”); provided that the aggregate Cash Severance Amount shall not exceed the sum of twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Date of Termination.  The Company shall pay the Cash Severance Amount over a number of months immediately following the Date of Termination equal to the Employment Years (the “Severance Period”), in equal installments as nearly as practicable, on the normal payroll dates for employees of the Company generally but in no event less frequently than monthly.  Any amounts payable pursuant to this Section 6(a) shall not be paid until the first scheduled payment date following the date the release contemplated in Section 6(d) is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the Date of Termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Code Section 409A shall not be paid until the sixtieth (60th) day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the Date of Termination if such deferral had not been required; provided, further, that, if the Executive is a “specified employee” within the meaning of Code Section 409A, any amounts payable to the Executive under this Section 6(a) during the first six (6) months and one (1) day following the Date of Termination that constitute nonqualified deferred compensation within the meaning of Code Section 409A shall not be paid until the date that is six (6) months and one (1) day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled to during the period following the Date of Termination if such deferral had not been required.

(b)          In the event of any termination of the Executive’s employment (i) by the Company for Cause, or (ii) due to the Executive’s death or Disability, the Executive shall not be entitled to any severance or other payments or benefits as of the Date of Termination (except as required by applicable law) and all rights to receive a salary, benefits or other compensation shall termination as of the Date of Termination except as set forth in Section 7.

4

(c)          If the Executive breaches any provision of Sections 8 through 11 hereof, the Company shall no longer be obligated to make any payments or reimbursements or provide any benefits pursuant to this Section 6.

(d)          The Company’s obligations under this Section 6 shall be contingent upon (i) the delivery by the Executive of a complete release in favor of the Company, its subsidiaries, affiliates, and respective officers, directors, employees, principals, managers, partners, members, attorneys and representatives, in substantially the form attached hereto as Annex A, within twenty-one (21) days after the Date of Termination and (ii) the Executive not revoking such release.

(e)          In the event that the Company fails to pay any of the amounts set forth in Section 6(a) within five (5) business days after the date when due, the overdue amounts shall accrue interest at a rate equal to five (5%) per year until such overdue amounts and interest are paid.  If the Executive dies during the postponement period prior to the payment in full of amounts set forth in Section 6(a), the unpaid amounts shall be paid to the personal representative of the Executive's estate when due.

(f)          The payments provided in Section 6(a) shall be in addition to the payments and benefits set forth in Section 7 hereof.

7.          Compensation Other than Severance Payments. If the Executive’s employment shall be terminated by him or the Company for any reason, the Company shall (i) pay the Executive’s normal post-termination compensation and benefits under, and in accordance with, the Company’s retirement, insurance and other compensation or benefit plans or programs during such period, (ii) pay the Executive, an amount in cash equal to the Executive’s accrued but unpaid Base Salary through the Date of Termination.

8.          Confidential Information. The Executive acknowledges that the Confidential Information obtained by him while employed by the Company or any subsidiary or affiliate of the Company is the property of the Company and such subsidiaries and affiliates. Therefore, the Executive agrees that he shall not (during his employment with the Company or at any time thereafter) disclose to any third party, other than the Company’s authorized employees and such other persons as the Company may have authorized to receive such Confidential Information, or use for his own purposes or for the benefit of any other person or entity any Confidential Information without the express prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that the Executive shall give prompt advance written notice of such requirement to the Board to enable the Company to seek any appropriate protective order or confidential treatment).  The Executive further agrees to use such Confidential Information solely for the benefit of the Company and its subsidiaries and affiliates, as applicable, and to hold such Confidential Information in strictest confidence.  The Executive shall deliver to the Company at the termination of his employment, or at any other time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary or affiliate that he may then possess or have under his control.  The term “Confidential Information” includes, without limitation, any proprietary information, business/technical data, trade secrets or know-how, including without limitation research, business development plans, services, customer lists, market research, developments, processes, formulas, technology, designs, marketing information, finances or other business information, or any other confidential and proprietary information of the Company or any of its subsidiaries or affiliates that is not generally known outside the Company that may be of value to the Company, including confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence.  Confidential Information does not include any information that (i) has become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or (ii) is required to be disclosed by judicial process or law (provided that the Executive shall give prompt advance written notice of such requirement to the Board to enable the Company to seek any appropriate protective order or confidential treatment).

5

9.          Inventions and Patents.

(a)          Subject to Section 9(b), the Executive hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by the Executive while employed by the Company and its subsidiaries or affiliates and that (i) relate to the Company or any of its subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services; or (ii) are conceived, reduced to practice, developed or made using any material equipment, supplies, facilities, assets or resources of the Company or any of its subsidiaries or affiliates (including but not limited to any intellectual property rights) (“Work Product”). The Executive shall promptly disclose such Work Product to the President and perform all actions reasonably requested by the President (whether during his employment with the Company or at any time thereafter) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).

(b)          To preclude any possible uncertainty, attached hereto as Annex B is a complete list of all Work Product that the Executive (i) has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company; (ii) considers to be his property or the property of third parties; and (iii) wishes to have excluded from the scope of this Agreement (collectively, the “Prior Work Product”).  If disclosure of any such Prior Work Product would cause the Executive to violate any prior confidentiality agreement, a space is provided in Annex B to disclose a cursory name for each such Prior Work Product, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Work Product has not been made for that reason.  If no such disclosure is attached, the Executive represents that there is no Prior Work Product.

6

10.         Noncompetition. In further consideration of the compensation to be paid to the Executive hereunder (including during the Severance Period), the Executive acknowledges that in the course of his or her employment with the Company he or she shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its subsidiaries and affiliates and that his or her services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Executive agrees that, from the date hereof until twelve (12) months after the termination of the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively the “Noncompete Period”), he or she shall not, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate or control, any business engaged in a Competing Business or otherwise compete with the businesses of the Company or its subsidiaries or affiliates, either as a general or limited partner, proprietor, common or preferred shareholder, director, agent, trustee, affiliate or otherwise, or perform, on behalf of any Competing Business, any services that are substantially similar to the services that the Executive provided to the Company or its subsidiaries or affiliates during the Executive’s employment with the Company or its subsidiaries or affiliates. The Executive acknowledges that the Company’s and its subsidiaries’ and affiliates’ businesses are conducted nationally and agrees that the provisions in this Section 3 shall operate throughout the United States. Nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding securities of any publicly traded company that constitutes a Competing Business, so long as the Executive has no active participation in the business of such company.  The term “Competing Business” means any current contracts or business opportunities  which the Executive was substantially engaged or about which the Executive gained substantial Confidential Information during the Executive’s employment with the Company, that is either (i) conducted by the Company during the period of the Executive’s employment with the Company and at the time the Executive’s employment ends, or (ii) pursued or proposed by the Company at any time during the last twelve (12) months of the Executive’s employment with the Company.

11.         Non-Solicitation. From the date hereof until the later of (a) the two (2) year anniversary of the date hereof and (b) twelve (12) months after the termination of the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively the “Nonsolicit Period”), the Executive shall not directly or indirectly through another entity (i) solicit, induce or attempt to induce or encourage any current employee of the Company or any of its subsidiaries or affiliates to terminate his or her relationship with the Company or any of its subsidiaries or affiliates; (ii) hire any person who was an employee of the Company or any of its subsidiaries or affiliates at any time during the twelve (12) months preceding the Date of Termination (or the twelve (12) months preceding the end of the Nonsolicit Period, if later) of the Executive; (iii) induce or attempt to induce any person or entity who was a customer, developer, client, member, supplier, licensee, licensor, franchisee or other business partner of the Company or any of its subsidiaries or affiliates at the time of or at any time within a twelve (12) month period of time immediately prior to the Date of Termination of the Executive to cease doing business with the Company or any of its subsidiaries or affiliates; or (iv) in any way influence or attempt to influence such customer, developer, client, member, supplier, licensee or business partner of the Company or any of its subsidiaries or affiliates (including, without limitation, making any negative statements or communications about the Company or any of its subsidiaries or affiliates) to transfer his, her or its business or patronage from the Company to any competitor of the Company.

7

12.         Enforcement.

(a)          The Executive acknowledges and agrees that the provisions of Section 10 and Section 11 are in consideration of: (1) the Base Salary and the other compensation payable hereunder (including any payments during the Severance Period) and (2) additional good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.  The Executive expressly agrees and acknowledges that: (i) the restrictions contained in Section 10 and Section 11 (A) are reasonable with respect to subject matter, time period and geographical area; (B) do not preclude the Executive from earning a livelihood; and (C) do not unreasonably impose limitations on the Executive’s ability to earn a living, (ii) the potential harm to the Company and its subsidiaries and affiliates of the non-enforcement of the restrictions contained in Section 10 and Section 11 outweighs any harm to the Executive of such enforcement by injunction or otherwise and (iii) the Executive has carefully read this Agreement, has given careful consideration to the restraints imposed upon the Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information of the Company and its subsidiaries and affiliates.

(b)          If, at the time of enforcement of any of Sections 8 through 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because the Executive’s services are unique and because he has access to Confidential Information and Work Product, the parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of any of Sections 8 through 11, the Noncompete Period and the Nonsolicit Period shall be tolled until such breach or violation has been duly cured. The Executive agrees that the restrictions contained in Sections 8 through 11 are reasonable.

13.         Successors; Binding Agreement; Assignment.

(a)          Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 13 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8

(b)          Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(c)          Assignment.  The Executive shall not, without the prior written consent of the Board, assign, transfer or delegate all or any portion of this Agreement or any rights or obligations hereunder.  The Company may assign its rights and obligations hereunder (in whole or in part) without the Executive’s consent to (i) any affiliate of the Company, (ii) for collateral security purposes or (iii) to any subsequent purchaser of the Company or any of its businesses or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

14.         Representations. The Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by the Executive do not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms and (c) the Executive has not and will not take any action that will conflict with, violate or cause a breach of any noncompete, nonsolicitation or confidentiality agreement to which the Executive is a party or by which the Executive is bound. The Executive hereby acknowledges and represents that he has carefully reviewed this Agreement, that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (or, after carefully reviewing this Agreement, was given the opportunity to, but has freely decided not to, consult with independent legal counsel), and that he fully understands the terms and conditions contained herein.

15.         Notice. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective three (3) days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the next day after deposit with the courier:

9

If to the Executive:	To the address listed on the signature
page hereto
Telephone: (703) 796-2247
Email: KLynch@stg.com

with a copy to:

STG, Inc.
11091 Sunset Hills Road
Reston, Virginia 22030
Telephone: 703/691-2480
Attention: Cheryl Garrison,
Chief People Officer & VP, Human
Capital
Email: Cheryl.garrison@stg.com

If to the Company:	Global Defense & National Security Systems, Inc.
11921 Freedom Drive, Suite 550
Two Fountain Square
Reston, Virginia 20190
Attention: Dale Davis
Telephone: (202) 800-4333
Email: dale.davis@globalgroup.com

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 400
McLean, Virginia 22102
Attention: Lawrence T. Yanowitch
Charles W. Katz
Telephone: (703) 760-7318
(703) 760-7777

16.         Complete Agreement.  This Agreement and the documents and agreements contemplated hereby and thereby embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties or their representatives, written or oral, that may have related to the subject matter hereof in any way.

10

17.         Miscellaneous. No provisions of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The Company and the Executive shall reasonably cooperate with respect to, and may jointly amend or modify the Agreement in any mutually agreeable manner to provide for, the application and effects of Code Section 409A and any related regulatory or administrative guidance issued by the Internal Revenue Service.

18.         Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to reasonably cooperate in any medical or other examination, supply any reasonable information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

19.         Executive’s Cooperation.  During and after the Executive’s employment, Executive shall cooperate with the Company and its subsidiaries and affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or its subsidiaries or affiliates (including the Executive being available to the Company and its subsidiaries and affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any subsidiary’s or affiliate’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its subsidiaries and affiliates all pertinent information and turning over to the Company and its subsidiaries and affiliates all relevant documents that are or may come into the Executive’s possession, all at times and on schedules as reasonably agreed to between the Company and the Executive.  In the event the Company or any of its subsidiaries or affiliates requires the Executive’s cooperation in accordance with this Section 19, the Company shall reimburse the Executive for the Executive’s reasonable out-of-pocket expenses incurred in connection therewith (including lodging and meals, upon submission of receipts and compliance with the Company’s expense reimbursement policies).

20.         WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21.         Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11

22.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein

23.         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

24.         Indemnification and Reimbursement of Payments on Behalf of the Executive.  The Company and its subsidiaries and affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its subsidiaries or affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its subsidiaries or affiliates or the Executive’s ownership interest in the Company or any of its subsidiaries or affiliates (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its subsidiaries or affiliates does not make such deductions or withholdings, the Executive shall indemnify the Company and its subsidiaries and affiliates for any amounts paid with respect to any such Taxes.

25.         Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

26.         Survival. Notwithstanding any termination of the Executive’s employment under this Agreement, Sections 6 through 29 hereof shall survive and continue in full force until the performance of the obligations thereunder, if any, in accordance with their respective terms.

27.         Counterparts; Delivery by Facsimile or Email Attachment. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  This Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail attachment (e.g., PDF), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail as a defense to the formation of a contract and each such party forever waives any such defense.

12

28.         Code Section 409A.

(a)          This Agreement is intended to comply with Code Section 409A and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Code Section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the "short-term deferral" exception or another exception under Code Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if required by Code Section 409A, if the Executive is considered a "specified employee" for purposes of Code Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive’s death.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

13

29.         Limitation on Payments.  The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit under this Agreement (the “Parachute Payments”), then the amounts payable under this Agreement will be reduced or eliminated by determining the Parachute Payment Ratio (as defined below) for each Parachute Payment and then reducing the Parachute Payments in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first.  For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable payment for purposes of Section 280G of the Code, and the denominator of which is the intrinsic value of such Parachute Payment.  The Company’s independent, certified public accounting firm (the “Accountants”) will determine whether and to what extent Parachute Payments under this Agreement are required to be reduced in accordance with this Section 29.  Such determination by the Accountants shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 29, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 29.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 29.  If there is an underpayment or overpayment under this Agreement (as determined after the application of this Section 29), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total economic value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code), and present valued using the discount rate applicable under Section 280G of the Code.

[Signatures appear on following page(s)]

14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

By:	/s/ Dale Davis
Name: Dale Davis
Title: CEO, President & Director

EXECUTIVE

/s/ Keith Lynch
Name: Keith Lynch

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC

11921 FREEDOM DRIVE │ SUITE 550 │ TWO FOUNTAIN SQUARE │ RESTON │ VIRGINIA │ 20190 │ USA

15